Exhibit 10.20

XANADU QUANTUM TECHNOLOGIES INC.

25 March 2019

PRIVATE AND CONFIDENTIAL

Rafal Janik

Dear Rafal:

On behalf of Xanadu Quantum Technologies Inc. (the “Company”) I am pleased to offer you the position of Machine Learning Lead commencing on 15 April 2019 on the following terms and conditions.

1.	Position

As Machine Learning Lead, you will report to Christian Weedbrook, CEO (your “Manager”) or your Manager’s designate, although reporting structures may change from time to time depending upon business requirements. Your duties and responsibilities will be commensurate with the position of Machine Learning Lead.

Given the nature of the Company’s business, your job may evolve and change over time. Accordingly, the Company may re-assign, re-allocate or re-organize your duties and responsibilities as circumstances change.

2.	Time and Attention

You will devote all of your attention, skill and effort to the business on a full-time basis and in compliance with this agreement and the practices, directions and instructions given to you by the Company from time to time.

3.	Base Salary

The Company will pay you an annual salary of $130,000. All wages shall be paid to you in accordance with the Company’s payroll policy, as amended from time to time. Salary and performance will be reviewed annually, and any salary increase shall be within the sole discretion of the Company.

4.	Benefits

After the conclusion of your probationary period you will, subject to the terms and conditions of the applicable benefit plan policies, be eligible to participate in such group benefit plans as the Company may make available in its sole discretion. The Company may cancel or modify the terms of such benefit plan policies from time to time or change benefit carriers without further notice.

5.	Vacation

Subject to the terms and conditions of the Company’s vacation policy in effect from time to time, you will be entitled to 4 weeks of paid vacation in each calendar year, accrued pro-rata on a monthly basis, to be taken at times agreed upon by you and the Company. Vacation time must accrue before you may use it, except at the sole discretion of the Company. The Company reserves the right to require you to take some or all of the accrued vacation days at any time during scheduled or unscheduled office shut-down periods, at its sole discretion. If any vacation is not taken in a given calendar year, it shall carry over to the first six months of the next calendar year. All carried over vacation days not used within the first six months of the next calendar year will be forfeited to the extent permitted by the ESA (as defined below).

6.	Currency and Deductions

The Company may withhold from any amounts payable during your employment such federal, provincial or other taxes as are required to be withheld pursuant to any applicable law or regulation and subject to any deductions or customary contributions to the cost of employee benefits, if any. Unless otherwise specified, all references to amounts in or contemplated by these terms and conditions are to the lawful currency of Canada.

7.	Expenses

You will be reimbursed for eligible expenses that are pre-approved in accordance with the Company’s expense policy.

8.	Confidentiality of Information and Ownership of Proprietary Property

Your employment is subject to the Confidentiality of Information and Ownership of Proprietary Property Agreement, attached as Schedule A to this letter, which you agree to execute and deliver to the Company in connection with this letter and is incorporated by reference.

9.	Non-Solicitation

During the term of your employment with the Company and for a period of 12 months following the termination of your employment for whatever reason, whether with or without cause or by resignation, you shall not, either directly or indirectly:

(a)	offer to hire, hire or recruit (or attempt to do any of the foregoing) any of the employees or consultants of the Company or any of its subsidiaries or encourage any of them to terminate their relationship with the Company or any of its subsidiaries, as the case may be;

(b)	solicit, approach, contact, call upon or canvass (or attempt to do any of the foregoing), in connection with any undertaking that is in whole or in part competitive with the business of the Company or its subsidiaries (a “Competitive Business”), any customer of the Company or any of its subsidiaries to whom, at any time within the 12 month period prior to the termination of your employment with the Company, you, in the course of performing your employment duties (i) had direct and personal contact, or (ii) supervised an employee who had direct and personal contact; or

(c)	solicit, approach, contact, call upon or canvass (or attempt to do any of the foregoing) any Prospective Customer in connection with a Competitive Business. For the purposes of this employment agreement, “Prospective Customer” means any person or entity that is not a customer of the Company or any of its subsidiaries but for whom (i) there was an active proposal outstanding by the Company or any of its subsidiaries or on the Company’s or any of its subsidiaries’ behalf within the 12 month period prior to your termination of employment; and (ii) you were personally involved in the preparation or presentation of such proposal.

10.	Non-Competition

During the term of your employment with the Company and for a period of 12 months following the date of termination of your employment for whatever reason, whether with or without cause or by resignation, you shall not within Canada or the United States operate, be a partner in, be employed by, provide services as an independent contractor, advisor or consultant for, act as an officer or director of, or be financially interested in any Competitive Business. Notwithstanding the foregoing, you shall not be in default under this provision by virtue of:

(a)	holding, strictly for investment purposes and as a passive investor, not more than five percent (5%) of the issued and outstanding shares of a Competitive Business, the shares of which are listed on a recognized stock exchange;

(b)	any involvement in an undertaking that carries on multiple businesses, one of which is a Competitive Business, provided you are not involved in the Competitive Business; or

(c)	being employed by or providing services to a Competitive Business if such employment or services engagement is not in a Same or Similar Capacity. For the purposes of this employment agreement, “Same or Similar Capacity means: (i) the same or similar capacity or function in which you worked for the Company or any of its subsidiaries at any time during the 12 final months of your employment; and/or (ii) any other capacity where your knowledge of confidential information of the Company or its subsidiaries could provide a competitive advantage to any Competitive Business.

11.	Probationary Period

In order for both you and the Company to determine if your new position is a good fit, your employment is subject to a 3 month probationary period. Your performance may be evaluated at any time during this period, at which time you may be given a written review. If at any time during this probationary period the Company considers your performance to be unsatisfactory or has any concerns with your employment, it may terminate the employment relationship without notice or pay in lieu of notice except as may be required by the ESA.

12.	Termination

You or the Company may end your employment as described below. You will always receive all accrued compensation, vacation pay and benefits up to your last day of employment.

(a)	If you decide to resign your employment, you will give at least 2 weeks of written notice. The Company may, at any time during the resignation notice period, relieve you from all or any of your duties for all or part of the remainder of the resignation notice period. This may include a requirement that you must stay away from all or any of the Company’s premises and/or will not be provided with any work and/or will have no business contact with all or any of the Company’s agents, employees, customers, clients, distributors and suppliers. Whether or not you are relieved of any duties during the resignation notice period, you will be paid your base salary in accordance with this letter and other benefits, your employment will not be terminated by any removal of duties, your employment will continue during the resignation notice period and you will continue to be bound by your obligations under this letter. You will not disclose your resignation without the prior approval of the Company. The Company will comply with all requirements of the ESA (as defined below).

(b)	The Company may terminate your employment with or without cause by complying with only the applicable minimum requirements of applicable employment standards legislation, as amended or replaced (all such legislation referred to as the “ESA”) in respect of the termination of your employment (including, without limitation, all ESA requirements in respect of notice, termination and severance pay, wages, benefits and vacation pay). Benefits will only continue during any period required by the ESA. If your employment is terminated for cause, except as may be required by the ESA, no notice and/or severance will be provided.

(c)	The foregoing arrangements set out in paragraph (b) fully satisfy the Company’s and all affiliates’ obligations to you in respect of the termination of your employment and you will not be entitled to further notice of termination, severance pay, incentive compensation, damages or other compensatory payments under common law or contract.

(d)	The termination arrangements set out in this section will remain in full force and effect regardless of any changes to the terms and conditions of your employment, including without limitation, any promotions, reassignments or increases in remuneration, responsibilities and/or job title.

13.	Representation Regarding Restrictive Covenants or Legal Obligations

By signing below, you represent and warrant that you are not bound by any restrictive covenant or other legal obligation with your current employer, any former employer or any other third party that would prevent you from accepting these terms and conditions or that would reasonably interfere with your ability to perform the employment duties and responsibilities contemplated by this letter.

14.	Representation Regarding Legal Eligibility

The offer of employment set forth in this letter is conditional on you being legally eligible to work in Canada. By signing below, you represent and warrant that you are or will be legally eligible to work in Canada for the duration of your employment. In the event that the Company determines at any time that you are or were not eligible, you shall be disqualified from employment, or if your employment has commenced, you may be subject to immediate termination from employment for cause in accordance with the terms of the letter.

15.	Conditional Offer

This offer is conditional upon the Company being fully satisfied with the results of any background and reference checks. At any time before you commence employment, even if you have signed this letter, the Company may rescind this offer of employment without notice and you will not be entitled to termination pay, pay in lieu of notice, severance pay or damages under common law or contract.

16.	Workplace Policies

You will comply with all Company rules and policies. The Company may, from time to time, amend, alter, establish new policies or delete policies (the “Revised Policies”) and immediately upon receiving notice of such Revised Policies, you will be governed by and comply with such Revised Policies. The Company has an accommodation and accessibility process in place and provides accommodations for employees with disabilities in accordance with applicable legislation. If you require a specific workplace accommodation because of a disability or other reason, please contact your Manager to discuss further.

17.	Personal Information

For purposes of processing or administering you employment relationship, personal information that you provide to the Company may be transferred to and accessed by an affiliate, or agents and contractors (such as payroll companies, insurance companies, information technology consultants, etc.) that provide services to the Company, that may be located in the United States or elsewhere.

18.	Assignment

You acknowledge that the services to be rendered pursuant to this letter are unique and personal. Accordingly, you may not assign any of your rights or delegate any of the your duties or responsibilities under this letter. You hereby consent to the Company assigning its rights, duties and obligations under this letter to an affiliate or to a purchaser or transferee of a majority of the Company’s outstanding capital stock or to a purchaser of all, or substantially all of the assets of the Company.

19.	Entire Agreement

You acknowledge and agree that this letter contains the whole understanding between you and the Company with respect to the subject matter herein and supersedes and replaces all oral or written prior negotiations, representations or agreements. Your agreement to the terms and conditions in this letter have not been induced by, nor do you rely upon or regard as material, any representations or writings whatsoever not incorporated into or made a part of these terms and conditions. You further agree that the terms and conditions cannot be amended, modified or supplemented except by subsequent written agreement signed by you and the Company.

20.	Governing Law

The terms and conditions of your employment will be governed by and construed in accordance with the laws of the province or territory in which you are employed and the federal laws of Canada applicable in that province or territory.

21.	Severability

If, in any jurisdiction, any of these terms and conditions or their application to any party or circumstance is restricted, prohibited or unenforceable, such provision will, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining terms and conditions and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other parties or circumstances.

22.	Interpretation & ESA Failsafe

It is the intention of you and the Company to comply with the ESA. Accordingly, this letter shall (a) not be interpreted as in any way waiving or contracting out of the ESA, and (b) be interpreted to achieve compliance with the ESA. This letter contains our mutual understanding and there shall be no presumption of strict interpretation against either party.

It is understood and agreed that all provisions of this letter are subject to all applicable minimum requirements under the ESA. In the event that the ESA provides for superior entitlements upon termination of employment or otherwise (“statutory entitlements”) than provided for under this letter, the Company shall provide you with your statutory entitlements in substitution for your rights under this letter.

23.	Survival of Obligations

Upon cessation of your employment under any circumstances whatsoever, and however and whenever occurring or effected, the terms and conditions that impose obligations upon you that extend beyond the termination of your employment, shall survive and can be enforced by the Company in a court of competent jurisdiction.

To signify your agreement to the above terms and conditions of employment, please sign and date a copy of this letter below and return one complete signed original of this letter and the attached Schedule A to me by no later than 1 April 2019. We look forward to your acceptance of this offer of employment and to working with you.

Yours sincerely,

/s/ Christian Weedbrook

Christian Weedbrook

CEO, on behalf of Xanadu Quantum Technologies Inc.

EMPLOYEE AGREEMENT

I, Rafal Janik, have reviewed and agree to the terms and conditions of employment as set out in this letter.

I have had an opportunity to ensure that I clearly understand the terms and conditions of my employment with the Company, and I have had the opportunity to confer with an independent legal advisor if I so wished, in advance of accepting these terms and conditions of employment. I have not been induced by the Company to leave any prior employment.

/s/ Rafal Janik
Rafal Janik

Date:	2019/03/25

Signature Page to the Confidentiality of Information and Ownership

of Proprietary Property Agreement